Exhibit 10.2

Lease

This Lease (the "Lease") is entered into between Steelworks Montana, LLC, a Delaware Limited Liability Company ("Landlord"), and Sionix Oilfield Solutions, LLC, a Texas limited Liability Company ("Tenant") effective as of July 13, 2015 (the "Effective Date").

1.	Premises

A.          Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the real property, improvements and fixtures located at 2049 Highway 2, Culbertson, Montana 59218, being more particularly described as approximately 49.31 acres, more or less, in S28, T28N, R56E, and comprised of a 16.90 acre tract in the NESW, plus a 27.53 acre tract in the W2SW4, plus a 4.88 acre tract in the N2SW. The land as more particularly described on Exhibit "A" attached hereto ("Land"), all buildings located on the Land (individually, a "Building" and collectively, the "Buildings"), all fixtures installed in or attached to the Buildings (collectively, the "Fixtures"), and all equipment, systems, controls and machinery located in the Buildings or on the Land (collectively, the "Equipment"). The Land, the Buildings, the Fixtures and the Equipment are collectively the "Leased Premises".

2.	Term

The term of this Lease ("Term") shall commence on July 13, 2015 ("Commencement Date"), and shall expire July 13, 2021 ("Expiration Date"). The Lease can be extended under the same terms by the mutual agreement of the Landlord and Tenant, such agreement to be concluded 90 days prior to the expiration date.

3.	Rent

A.          As "Base Rental" for the lease and use of the Leased Premises, Tenant will pay Landlord or Landlord's assigns, at the address of Landlord herein specified or such other address as Landlord may hereafter specify in writing the following sums:

Year 1	0
Year 2	$300,000.00
Year 3	$420,000.00
Year 4	$420,000.00
Year 5	$420,000.00
Year 6	$420,000.00

The Base Rental shall be payable on the first day of each month, commencing on August 1, 2016. The monthly rental shall be $25,000 per month for 12 months and then shall be $35,000 per month for the remainder of the Lease Term.

B.          Tenant shall pay to Landlord the Base Rental. Landlord shall not be required to make any payment of any kind whatsoever or be under any other obligation or liability hereunder except as herein otherwise expressly set forth. All other amounts due to Landlord from Tenant shall be Additional Rent.

C.          Any bills, charges and other unpaid items in existence at the Effective Date related to the purchase 1 and closing of the Leased Premises by the Landlord shall be paid by Landlord.

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D.          Landlord will be responsible for no expenses or investments involved in the Culbertson Plant or any business activities operated on or from the Leased Premises during the term of this Lease.

4.	Title and Use

A.          Tenant will use the Leased Premises for the operation of a water treating facility and related activities such as water storage, truck cleaning and services and for no other purposes without the written consent of the Landlord.

B.          Landlord warrants that it has good and indefeasible title to the Leased Premises.

C.          Tenant shall be responsible for any site maintenance or environmental issues after the Effective Date. Tenant has inspected the Leased Premises and agrees to take the Leased Premises in its "AS IS, WHERE IS, WITH ALL FAULTS" condition.

D.          Tenant agrees not to use the Leased Premises for the purpose of generating, manufacturing, producing, refining, transporting, treating, processing or handling "hazardous substances" or "hazardous waste" as such terms are defined in any federal, state or local law or regulation applicable to Tenant, the Leased Premises or Tenant's use or occupancy of the Leased Premises, and not to release, spill, leak, pump, emit, pour, empty or dump any such "hazardous substances" or "hazardous waste" onto the Leased Premises, or any adjacent property, or into the sewer, drainage system or other waste disposal system serving the Leased Premises, or any water course on or near the Leased Premises.

5.	Fire or Other Casualty

If any portion of the Buildings are damaged or destroyed by fire or other casualty, all insurance proceeds shall be made available to Tenant for rebuilding and the Lease shall continue in full force and effect. Tenant will be responsible for repairing or rebuilding the Leased Premises with no expenses from Landlord, if any portion of the Building is damaged or destroyed by fire or other casualty for whatever the reason during the term.

6.	Compliance with Laws and Usage

Tenant, at its own expense, will comply with all federal, state, municipal and other laws, ordinances, rules and regulations applicable to the Leased Premises and the business conducted therein by Tenant. Tenant will not commit any act which is a nuisance; will not engage in any activity except as expressly permitted herein which would cause Landlord's insurance to be canceled or the rate therefor to be increased (or, at Landlord's option, will pay any such increase).

7.	Additions and Fixtures

Construction on the Leased Premises shall be performed in a good and workmanlike manner at Tenant's expense. If any mechanic's or shall be placed on the Leased Premises during the Term caused by or resulting from any work performed, materials furnished or obligation incurred by or at the request of Tenant, Tenant shall cause the same to be discharged of record within thirty (30) days of such filing.

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8.	Assignment and subletting

A.          Neither Tenant nor Tenant's legal representatives or successors in interest by operation of law or otherwise shall assign this Lease or sublease the Leased Premises or any part thereof, or mortgage, pledge or hypothecate its leasehold interest or grant any concession or license within the Leased Premises without the prior written permission of Landlord, which consent shall not be unreasonably withheld Any attempt to do any of the foregoing without the prior written permission of Landlord shall be void. In the event Landlord's permission is requested for an assignment, sublease or other transaction, signed copies of all instruments relative thereto (executed by all parties except Landlord) shall be submitted to Landlord prior to or contemporaneously with the request for Landlord's written permission (it being understood that no such instrument shall be effective without the written permission of Landlord).

B.          If Landlord gives written permission to a particular assignment, sublease or other transaction, it shall not be deemed as permission to any other or subsequent transaction or a release of Tenant from its covenants, duties and obligations under this Lease. If this Lease is assigned or if the Leased Premises are subleased (whether in whole or in part) or in the event of the mortgage, pledge or hypothecation of the leasehold interest or grant of any concession or license within the Leased Premises without the prior written permission of Landlord (to the extent required hereunder for such action), or if the Leased Premises are occupied in whole or in part by anyone other than Tenant, Landlord may nevertheless collect rent from the occupant and apply the net amount collected to the rent payable hereunder, but no collection of rent by Landlord shall be deemed a waiver of these provisions or a release of Tenant from the further performance of its covenants, duties and obligations hereunder.

9.	Subordination

Tenant accepts this Lease subject to all matters of record which affected the Leased Premises.

10.	Payment of Taxes

A.          Tenant shall be responsible for timely payment of Taxes. Tenant will furnish Landlord with copies of evidence of payment and copies of receipt from the taxing authority.

B.          Tenant may, if it shall so desire, contest the validity or amount of any Taxes provided, however, nothing herein contained shall be so construed, as to allow such items to remain unpaid for such length of time as shall in any way hamper Landlord's rights hereunder or permit the Leased Premises, or any part thereof, to be sold by governmental, city or municipal authority for the non-payment of the same.

C.          The term "Taxes" shall mean and include all taxes, assessments and other governmental charges, general and special, ordinary and extraordinary, of any kind and nature whatsoever, applicable to the Leased Premises during the Term of this Lease from and after the Commencement Date, including, but not limited to assessments for public improvements or benefits which shall, during the Term hereby demised, be laid, assessed, levied, imposed upon or become due and payable and a lien upon the Leased Premises or any part thereof.

D.          It is understood that the Premises will be annexed by the City of Culbertson. Any fees associated with an annexation will be paid by Tenant.

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11.	Insurance

(a)          Tenant shall provide and maintain (i) a comprehensive policy of general liability insurance with respect to the Leased Premises with a limit of at least $2,000,000 combined single limit with respect to personal injury, death or property damage arising out of any one occurrence, such minimum coverage to be increased from time to time as reasonably required by Landlord, (ii) insurance in respect of and covering Tenant's own furniture, furnishings, equipment and other personal property, and all improvements made by or on behalf of Tenant, all insured for the replacement cost thereof, against all risks and hazards, including but not limited to sprinkler and leakage damage, and theft (collectively, "Personal Property Insurance"), and (iii) workers' compensation insurance with respect to and covering all employees and agents of Tenant. The original insurance policy (or a certificate thereof satisfactory to Landlord) shall be deposited with Landlord prior to the Effective Date. Renewals of such policy (or certificates) shall be deposited with Landlord not less than thirty (30) days prior to the end of the term of such policy. Such insurance shall not be subject to cancellation except after at least thirty (30) days prior written notice to Landlord.

(b)          With respect to Tenant's commercial general liability insurance and Personal Property Insurance, (i) no insurance coverage shall contain a deductible in excess of $50,000.00 and $5,000.00, respectively, without the prior written consent of Landlord, (ii) all deductibles shall be paid by Tenant, assumed by Tenant, for the account of Tenant, and at Tenant's sole risk, (iii) Tenant's insurer shall be licensed or authorized to do business in the State of New Jersey and shall have a policyholder rating of at least A- and be assigned a financial size category of at least Class IX as rated in the most recent edition of "Best's Key Rating Guide" for insurance companies or a rating of at least AAA as rated by Standard & Poor's, (iv) such insurance coverage provided shall be endorsed to be primary to any and all insurance carried by Landlord, with Landlord's insurance being excess, secondary and non-contributing, (v) Landlord, Landlord's manager of the Building and all holders of a deed to secure debt or other such security instrument and the landlord under any underlying lease shall be an additional insured on all such policies, and (vi) all policies of liability insurance specified in this Lease shall specifically insure Tenant's contractual liability under this Lease. In each policy procured regarding the Premises or Property or any property located thereon, the insurance company shall waive its subrogation rights against Landlord and Tenant. If such waiver of subrogation shall not be obtainable except at additional charge, Tenant shall pay the insurer's additional charge therefore.

12.	Eminent Domain

A.          If a portion of the Leased Premises is taken by eminent domain, this Lease shall continue in full force and effect provided that the Base Rental shall be adjusted proportionately based on the square footage of the Building taken, if any. Tenant shall be entitled to terminate this Lease without any liability to either party only if the entire Leased Premises is taken by eminent domain.

B.          All sums awarded or agreed upon between Landlord and the condemning authority for the taking of the interest of Landlord, whether as damages or as compensation, will be the property of Landlord. All sums awarded or agreed upon between Tenant and the condemning authority for the taking of the interest Tenant whether as damages or as compensation, will be the property of Tenant.

13.	Access by Landlord

Landlord and its employees shall have access to and the right to enter upon the Leased Premises at any time during Tenant's regular business hours and upon at least twenty-four (24) hours prior telephonic notice of such entry (except in the case of emergencies) to examine its condition or, during the final year of the Term, or any renewal term to show the Leased Premises to prospective purchasers or tenants.

14.	Sale

Any sale of the leased premises shall be subject to this Lease.

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15.	Events of Default

A.          Each of the following acts or omissions of Tenant or occurrence shall constitute an "Event of Default":

(1)          Failure or refusal by Tenant to timely pay rent, Taxes, or Insurance, and such failure or refusal continues for a period of ten (10) business days; or

(2)          Failure to perform or observe any other covenant or condition of this Lease within thirty (30) days following notice from Landlord of such failure; or

(3)          Tenant makes an assignment for the benefit of creditors, or a petition for adjudication of bankruptcy or for reorganization is filed by or against Tenant and is not dismissed within thirty (30) days, or a receiver or trustee is appointed for a substantial part of Tenant's property and such appointment is not vacated within thirty (30) days.

B.          Whenever any Event of Default shall occur, Landlord may, at its option, in addition to all other rights and remedies given hereunder or by law or equity, do any one or more of the following:

(1)          Terminate this Lease, in which event Tenant shall immediately surrender possession of the Leased Premises to Landlord;

(2)          Enter upon and take possession of the Leased Premises, terminating Tenant's right to possession of the Leased Premises, and expel or remove Tenant and any other occupant therefrom, with or without having terminated the Lease;

(3)          Compel Tenant to arrange payment within twenty (20) business days for all bills due;

(4)          Tenant shall pay to Landlord (i) all Annual Rent and all Additional Rent payable under this Lease by Tenant to the date upon which this Lease shall have expired or to the date of re-entry upon the Premises by Landlord, as the case may be, and (ii) all costs and expenses incurred by Landlord in connection with the Event of Default, the reletting of the Premises and/or the termination of the Lease (including, without limitation, all repossession costs, brokerage commissions, attorneys' fees and disbursements, alteration, repair and renovation costs and other expenses of terminating the Lease and/or preparing the Premises for such reletting);

(5)          Tenant also shall pay to Landlord any deficiency ("Deficiency") between the Annual Rent and Additional Rent for the period which otherwise would have constituted the unexpired portion of the Term and the net amount, if any, of rents collected under any reletting for any part of such period (after first deducting from the rents collected under any such reletting all of Landlord's expenses, in connection with the termination of this Lease, Landlord's reentry upon the Premises and such reletting). Landlord shall be entitled to recover from Tenant each monthly Deficiency as the same shall arise, and no suit to collect the amount of the Deficiency for any month shall prejudice Landlord's right to collect the Deficiency for any subsequent month by a similar proceeding. If the Premises, or any part thereof, shall be relet together with other space in the Building, the rents collected or reserved under any such reletting and the expenses of any such reletting shall be equitably. Tenant shall in no event be entitled to any rents collected or payable under any reletting, whether or not such rents exceed the Annual Rent reserved in this Lease;

(6)          If Landlord elects to terminate this Lease, Tenant shall pay to Landlord, on demand, in lieu of any further Deficiency as and for liquidated damages, a sum equal to the amount by which the unpaid rent for the period which otherwise would have constituted the unexpired portion of the Term exceeds the then fair and reasonable rental value of the Premises for the same period, both discounted to present worth at three (3%) percent per annum;

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C.          Nothing contained in this Section 15 shall be deemed to limit or preclude the recovery by Landlord from Tenant of the maximum amount allowed to be obtained as damages by any statute or rule of law, or of any sums or damages to which Landlord may be entitled in addition to the damages set forth in this Section 15. The remedies available to Landlord herein specified are not intended to be exclusive or to prevent Landlord from exercising any other remedy or means of redress to which Landlord may be lawfully entitled. Landlord may pursue any other remedy now or hereafter available under the laws of the jurisdiction in which the Leased Premises are located concurrently or in such order as Landlord determines.

D.          Tenant hereby waives the service of any notice of intention to re-enter or to institute legal proceedings. Tenant, on its own behalf and on behalf of all persons claiming through or under Tenant, including all creditors, waives any and all rights under any present or future law to redeem the Leased Premises, or to re-enter or repossess the Leased Premises, or to restore the operation of this Lease. The words "re-entry", "re-enter" and "re-entered" as used in this Lease shall not be deemed to be restricted to their technical legal meanings.

E.          In connection with either party instituting action seeking judicial relief at law or in equity in connection with this Lease, the prevailing party shall be entitled to reasonable attorney's fees and court costs.

16.	Notice

Any notice which may or shall be given under the terms of this Lease shall be in writing and shall be either delivered by hand or sent by United States Certified Mail, postage prepaid, or by Fax if for Landlord, to Steelworks Montana, LLC, 2711 Centerville Rd., Ste 400, Wilmington, DE 19808 with a copy of such notice to Landlord being given to Jeffrey Leo, jleo@brogancapital.com or if for Tenant, to Sionix Oilfield Solutions, LLC, 2010 North Loop West, Suite 110, Houston, TX 77018 with a copy of such notice to Tenant being given to Sionix Oilfield Solutions, LLC, 2049 US Highway 2, Culbertson, MT 59218. Such addresses may be changed from time to time by either party by giving notice as provided above. Notice shall be deemed given when delivered (if delivered by hand) or three (3) days after postmarked (if sent by mail). Despite the foregoing, notice given by hand will be effectively given wherever the intended recipient is found and will be deemed received upon the date of actual receipt.

17.	Tenant Improvement Obligation

Tenant will repair and maintain the Leased Premises in operating condition at Tenant's expense. If Tenant provides and installs equipment or fixtures not presently part of the Leased Premises, Tenant shall be entitled to remove such equipment and fixtures upon termination of this Lease. In addition, Tenant will not construct a new building or demolish an existing building and reconstruct it without prior written permission of the Landlord, which Landlord may withhold in Landlord's sole discretion.

18.	Miscellaneous

A.          Provided Tenant complies with its covenants, duties and obligations hereunder, Tenant shall quietly have, hold and enjoy the Leased Premises subject to the terms and provisions of this Lease.

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B.          If any provision of this Lease shall ever be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of the Lease, but such other provisions shall continue in full force and effect.

C.          Tenant acknowledges that Landlord has not made any representation with respect to any matter or thing affecting or related to the Leased Premises, other than expressly provided herein.

19.	Entire Agreement and Binding Effect

This Lease and any attached exhibits signed or initialed by the parties constitute the entire agreement between Landlord and Tenant. No prior written or prior or contemporaneous oral promises or representations shall be binding. This Lease shall not be amended, except by written instrument signed by Landlord and Tenant; no agent or employee of Landlord or Tenant has authority to modify this Lease. Paragraph captions are for convenience only, and neither limits nor amplifies the provisions of this Lease. The provisions of this Lease shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the parties, but this provision shall in no way alter the restriction herein in connection with assignment and subletting by Tenant. The submission of this Lease by Landlord for examination does not constitute a reservation of or option for the Leased Premises. This Lease shall become effective only upon execution by all parties and delivery by Landlord to Tenant.

20.	Notice to Purchase

Landlord shall notify Tenant of the proposed terms of sale in the event Landlord intends to sell the Leased Premises. This notice shall not be construed as a Right of First Office, or a Right of First Refusal. In the absence of such notice, Tenant shall have the opportunity to purchase the Leased Premises at any time during the Lease Term, subject to terms to be mutually agreed upon between Landlord and Tenant.

21.	Indemnification.

Tenant shall indemnify, defend (with counsel of Landlord's choice) and hold the Landlord and its members, partners, shareholders, directors, officers, employees and agents harmless from and against any and all -claims, judgments, damages (including consequential damages), penalties, fines, liabilities, losses, suits, administrative proceedings, costs and expense of any kind or nature, known or unknown, contingent or otherwise, including reasonable legal fees and the cost of enforcing this indemnity, which arise from: (i) any accident, injury or damage to any person (including Tenant's employees and agents) or property occurring in, on or about the Premises or any part thereof; (ii) any breach of this Lease by Tenant, including without limitation a breach constituting an "Environmental Default" (as defined herein); or (iii) any injury to person or damage to property resulting from any negligence or misconduct of Tenant or any of its employees, agents, licensees, invitees, contractors or anyone else for whom Tenant is legally responsible.

22.	Covenant Against Liens.

Tenant"shall not have any right to subject Landlord's interest in the Leased Premises to any mechanic's lien or any other lien whatsoever. If any mechanic's lien or other lien, charge or order for payment of money shall be filed as a result of the act or omission of Tenant, Tenant shall cause such lien, charge or order to be discharged or appropriately bonded within ten (10) business days after Tenant's receipt of written notice from Landlord thereof, and Tenant shall indemnify and save Landlord harmless from all liabilities and costs resulting therefrom. If Tenant fails to discharge the lien, then, in addition to any other right or remedy of Landlord, Landlord may bond or insure over the lien or otherwise discharge the lien. Tenant shall, within ten (10) days after receipt of an invoice from Landlord, reimburse Landlord for any amount paid by Landlord, including reasonable attorneys' fees, to bond or insure over the lien or discharge the lien.

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23.	Limitation on liability of landlord.

Landlord shall not be liable for any injury or damage to the person, business, equipment, merchandise or other property of Tenant resulting from (i) fire, steam, electricity, water, gas or rain, (ii) leakage obstruction or other defects of pipes, sprinklers, wires, plumbing, air conditioning, boilers or lighting fixtures; or (iii) any act or omission of Landlord, its agents or employees unless such injury or damage is due solely to the gross negligence or willful misconduct of Landlord's, its agents or employees.

24.	Holdover.

Any holding over by Tenant after the expiration of the Term shall be treated as a month-to month tenancy at the greater of (x) Two Hundred Percent (200%) of the fair market value of the Leased Premises (as determined by Landlord) or (y) Two Hundred Percent (200%) of the sum of (i) the Base Rental payable during the last month of the Term, plus (ii) all items of Additional Rent and other charges with respect to the Leased Premises payable by Tenant during the last month of the Term, and shall otherwise be on the terms and conditions set forth in this Lease, as far as applicable. Landlord waives no rights against Tenant by reason of accepting any holding over by Tenant, including, without limitation, the right to terminate such month-to-month tenancy as provided by law at any time after the expiration of the Term and any right to damages in the event that Tenant's holding over causes Landlord to suffer any loss. Nothing herein contained shall be deemed to give Tenant any right to remain in possession of the Leased Premises after the expiration of the Term of this Lease.

SIGNATURES FOLLOW ON NEXT PAGE.

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Executed by the parties effective as of the date set forth above.

Landlord:		Tenant:

Steel works montana, LLC		Sionix Oilfields Solutions, LLC

By:	/s/ Jeffrey Leo	By:	/s/ Henry W. Sullivan
Name:	Jeffrey Leo	Name:	Henry W. Sullivan
Title:	Director	Title:	Member

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EXHIBIT A – THE LAND

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